Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

March 24, 2017

Diana Containerships Inc.
Pendelis 18
175 64 Palaio Faliro
Athens, Greece

Re:	Diana Containerships Inc.
Ladies and Gentlemen:
We have acted as counsel to Diana Containerships Inc. (the "Company"), a Marshall Islands corporation, in connection with the Company's registration statement on Form F-3 (File No. 333-          ) (the "Registration Statement"), as filed with the U.S. Securities and Exchange Commission (the "Commission") on March 24, 2017, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of up to 140,500 Series B-2 Convertible Preferred Shares, par value $0.01 per share, of the Company (the "Series B-2 Convertible Preferred Shares") issuable upon exercise of outstanding warrants to purchase such Series B-2 Convertible Preferred Shares.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the Statement of Designations of the Series B-2 Convertible Preferred Shares, as filed with the Republic of the Marshall Islands Registrar of Corporations on March 21, 2017; and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
1.	The Series B-2 Convertible Preferred Shares have been duly authorized by the Company; and
2.
When the Series B-2 Convertible Preferred Shares are issued, sold and paid for as contemplated in the Prospectus, the Series B-2 Convertible Preferred Shares will be validly issued, fully paid and non-assessable.

Diana Containerships Inc.
March 24, 2017

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours,

/s/ Seward & Kissel LLP